UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): February 26, 2018

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA	001-33245	04-3850065
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

10375 Professional Circle
Reno, Nevada		89521
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (888) 682-6671

No change since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers. Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2018, Ronald F. Mosher and Katherine W. Ong notified the Board of Directors of Employers Holdings, Inc. (“EHI” or the “Company”) and the Board of Directors of EHI’s wholly-owned subsidiary, Employers Group, Inc. (“EGI” and together with EHI, the “Companies”), that each was retiring from the respective Boards of Directors effective May 23, 2018. Mr. Mosher and Ms. Ong are Class III directors whose terms were scheduled to expire at the 2018 Annual Meetings of the Companies, which are both scheduled for May 24, 2018. Mr. Mosher has served as a director of the Companies since 2005 and their subsidiaries since 2003. Ms. Ong has served as a director of the Companies since 2005 and their subsidiaries since 2000.
Mr. Mosher and Ms. Ong each informed the Boards of Directors that they are retiring for personal reasons, that both believed in the importance for a Board of Directors to refresh itself over time, and that neither had any disagreement with the Companies on any matters relating to the Companies’ operations, policies or practices.

Section 5 – Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers. Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2018, EHI announced that Barbara A. Higgins and Jeanne L. Mockard have been appointed as members of the EHI and EGI Boards of Directors effective March 1, 2018. Ms. Higgins will be a Class I director with a term expiring at the Companies’ 2019 Annual Meeting of Stockholders and Ms. Mockard will be a Class II director with a term expiring at the Companies’ 2020 Annual Meeting of Stockholders. Ms. Higgins will serve on the Board Governance and Risk Committees of the Board and Ms. Mockard will serve on the Compensation and Finance Committees of the Board.
Barbara Higgins, age 51, currently serves as Chief Customer Officer for Duke Energy Corporation. She has nearly 30 years of experience in multi-channel operations, market research, brand management and leadership throughout the world. Her career includes serving in senior positions with Allstate Insurance Company, United Airlines, and The Walt Disney Company. Ms. Higgins received a Bachelor of Science degree from Cornell University’s School of Hotel Administration and an MBA from the University of Florida’s Warrington College of Business.
Jeanne Mockard, age 54, is the owner of JLM Capital and Consulting, where she evaluates private investment opportunities and provides consulting services. Prior to that, she served as a Managing Director and Senior Portfolio Manager at Putnam Investments. She is a CFA charterholder and has nearly 30 years of investment experience. Ms. Mockard has Bachelors of Science degrees in Math and Latin from Tufts University and an MBA from the University of Virginia’s Darden Graduate School of Administration.
Ms. Higgins and Ms. Mockard will participate in the non-employee director compensation program at the Company. Under the current program, non-employee Board members receive an annual cash retainer of $40,000, Board committee chairs receive an annual cash retainer ranging from $10,000 to $15,000, and Board committee members receive meeting fees ranging from $1,500 to $1,750 per meeting. Historically, the non-employee director compensation program has also included a grant of Restricted Stock Units (RSUs) to continuing directors after each Annual Meeting of Stockholders. For non-employee directors who have joined the Board between annual meetings, the Compensation Committee of the Board has made a grant of RSUs in an amount that takes into consideration the length of time the new Board member will serve between annual meetings. The Compensation Committee of the Board intends to meet at a later date to consider granting Ms. Higgins and Ms. Mockard an award of RSUs on a similar basis.
There are no arrangements or understandings between Ms. Higgins or Ms. Mockard and any other person pursuant to which either was named a director of the Company. Neither Ms. Higgins nor Ms. Mockard has any family relationship with the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Neither Ms. Higgins nor Ms. Mockard has entered into any other material plan, contract, arrangement or amendment in connection with her appointment to the Board.
Neither Ms. Higgins nor Ms. Mockard is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On February 28, 2018, the Company issued a press release regarding the appointment of Ms. Higgins and Ms. Mockard to the Board. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

99.1    Employers Holdings, Inc. press release, dated February 28, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	February 28, 2018	/s/ Lenard T. Ormsby
Lenard T. Ormsby
Executive Vice President,
Chief Legal Officer and General Counsel